Shareholder Letter Q4 2018 February 5, 2019 Zendesk Shareholder Letter Q4 2018 - 1

Introduction In 2018, we made significant advances in $172.2M expanding our addressable market, competitive Q4 2018 Revenue position, and growth opportunities. Through disciplined execution of our strategic plan, we matured our family of products to offer a truly 41% omnichannel experience with the launch of The Q4 2018 Y/Y Revenue Growth Mikkel Svane Zendesk Suite; scaled our enterprise business CEO with enhanced product features and go-to- market initiatives; and expanded our capabilities to serve the broader customer experience with $598.7M the launches of Zendesk Sell and Zendesk Full-Year 2018 Revenue Sunshine, our open and flexible CRM platform. For the full-year 2018, we delivered 39% revenue growth—an acceleration compared to 39% 38% growth for full-year 2017—and increased Full-Year 2018 Y/Y Revenue Growth our operating cash flow margin by approximately three percentage points and free cash flow Note: All results and guidance in this letter are based margin by approximately two percentage points on the new revenue recognition standard ASC 606 and Elena Gomez ASU 2016-18. compared to full-year 2017. CFO Around the world, companies large and small Our fourth quarter and full-year results are seeking to transform their businesses demonstrate our progress. We continue to through customer experience, and that trend deliver strong revenue growth from small and is driving strong demand for our products. midsized businesses and large enterprises. In 2019, we will continue to capitalize on this Our upmarket momentum continued as we trend. Specifically, we will focus on maturing our partner with enterprises to serve increasingly family of products; advancing our CRM platform; complex use cases. As a proxy of our success expanding our reach to larger enterprises; and in moving upmarket, the percentage of our continuing our strength in SMB. Additionally, we monthly recurring revenue from customers will further scale our operations to support our with 100 or more Zendesk Support agents Marc Cabi growth to become a multibillion-dollar revenue expanded to 40% at the end of the fourth Strategy & IR company in the long term. quarter compared to 38% a year ago. Zendesk Shareholder Letter Q4 2018 - 2

For the fourth quarter of 2018, we achieved revenue of $172.2 million, up 41% year over year. For the full year of 2018, we achieved revenue of $598.7 million, up 39% year over year. Our operating cash flow for the full year of 2018 was $78.6 million, up 86% year over year. Our free cash flow for the full year of 2018 was $36.3 million, up 98% year over year. Looking forward to 2019, we expect full-year revenue to be in the range of $795.0-805.0 million and free cash flow to be in the range of $55.0-65.0 million. Our operating results put us on track to deliver both year-over-year GAAP and non-GAAP operating margin improvement, operating cash flow growth, and free cash flow growth in 2019, consistent with goals established in prior years. Fourth Quarter and Full Fiscal Year 2018 (In thousands, except per share data) Three Months Ended Twelve Months Ended December 31, December 31, 2017 2017 GAAP results 2018 2018 *as adjusted *as adjusted Revenue $ 172,245 $ 121,916 $ 598,746 $ 430,165 Gross profit 121,197 86,958 417,491 302,743 Gross margin 70.4% 71.3% 69.7% 70.4% Operating loss $ (36,517) $ (26,852) $ (137,928) $ (106,146) Operating margin -21.2% -22.0% -23.0% -24.7% Net loss $ (33,250) $ (24,978) $ (131,084) $ (102,141) Net loss per share, basic and diluted $ (0.31) $ (0.24) $ (1.24) $ (1.02) Non-GAAP results Non-GAAP gross profit $ 127,938 $ 90,488 $ 438,790 $ 317,296 Non-GAAP gross margin 74.3% 74.2% 73.3% 73.8% Non-GAAP operating income (loss) $ 4,772 $ (856) $ 3,540 $ (9,108) Non-GAAP operating margin 2.8% -0.7% 0.6% -2.1% Non-GAAP net income (loss) $ 11,171 $ 804 $ 23,028 $ (5,103) Non-GAAP net income (loss) per share, basic $ 0.10 $ 0.01 $ 0.22 $ (0.05) Non-GAAP net income (loss) per share, diluted $ 0.10 $ 0.01 $ 0.21 $ (0.05) Other financial measures Net cash provided by operating activities $ 22,938 $ 17,306 $ 78,620 $ 42,228 Free cash flow (non-GAAP) $ 13,292 $ 11,960 $ 36,292 $ 18,311 *Adjusted to reflect the adoption of ASC 606 and ASU 2016-18. **See a reconciliation of non-GAAP measures presented at the end of this letter. Zendesk Shareholder Letter Q4 2018 - 3

2018 in Review Our growth in 2018 reflects the strength of our Our family of products and platform unify products, our ability to execute, and global customer communication and data across trends that are driving demand. disparate channels and departments, and simplify the process of providing omnichannel Organizations are under pressure to change customer service and engagement. Built to the way they do business and serve their leverage modern public cloud technologies and customers because of rapidly shifting consumer standards, our products are easy to implement, expectations. Customers are moving faster, are use, and scale, and are also easily configurable more informed, and are more empowered than and customizable to serve large, complex use ever before. The organizations they do business cases. The beautifully simple nature of our with need to adapt and transform to keep up products serves a wide range of customers with these changes. Companies around the ranging from businesses that are using customer world are seeking to transform their businesses service software for the first time to those that to better serve their customers. are undergoing massive digital transformation This global trend is driving strong demand projects to better serve their customers. for our products, which are purpose- Some of our more complex use cases include built to help companies deliver the best providing a unified customer view by overlaying customer experiences and adapt to changing our products and platform across many expectations. With customers in more than 160 disparate legacy systems; setting up consumer countries and territories and approximately product companies to sell directly to consumers; half of our revenue outside of the U.S., we are and empowering companies to differentiate their seeing strong global demand and revenue businesses through customer experience. growth in every region. For the full year of 2018, In 2018, we made advances across our product our revenue increased 35% in the U.S., 43% in family, our sales and marketing initiatives, and EMEA, 47% in APAC, and 45% in other countries our operations that drove significant revenue and territories. growth and positioned us well for future growth. Zendesk Shareholder Letter Q4 2018 - 4

Omnichannel The introduction of The Zendesk Suite in the second quarter raised our competitive offering by delivering a truly omnichannel, integrated solution, which today’s customers demand. The Suite enables fast and easy implementation of an omnichannel experience, in which all support agents are able to interact with customers across all channels seamlessly. Sales of The Suite have been robust and far exceeded our expectations. By providing an easier purchase option, we believe The Suite has delivered on our objective of achieving a higher average per customer sale price. Although The Suite is designed primarily for small and midsized businesses, we’re seeing it lead to more strategic omnichannel discussions with large enterprises, many of whom are developing their own customized omnichannel bundles of our products to best serve the needs of their agents and customers. In 2018, Zendesk was named a Gartner Peer Insights Customers’ Choice for CRM Customer Engagement Center (in August) and for IT Service Management Tools (in February and again in November). Both recognitions are based on reviews and ratings from customers using our software. Disclaimer: Gartner Peer Insights Customers’ Choice constitute the subjective opinions of individual end-user reviews, ratings, and data applied against a documented methodology; they neither represent the views of, nor constitute an endorsement by, Gartner or its affiliates. The Gartner References described herein, (the “Gartner References”) represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Reference speaks as of its original publication date (and not as of the date of this Shareholder Letter) and the opinions expressed in the Gartner References are subject to change without notice. Zendesk Shareholder Letter Q4 2018 - 5

Enterprise Momentum In 2018, we further scaled and grew our enterprise business with enhanced product features and go-to-market initiatives. Over the past two years, we have built enterprise-level capabilities into our products and designed Zendesk works with Australia’s Digital Transformation workflow and collaboration features for large, Agency (DTA) to implement its customer experience complex organizations. Thanks to our product strategy. The partnership began when DTA chose innovation, we can deliver solutions for a Zendesk to improve the day-to-day interactions growing number of larger and more intricate use internally between teams and externally with other cases across existing and new customers. agencies. Having now expanded to 110 agents using Zendesk Support, the DTA is leveraging Zendesk Guide In 2018, we also significantly matured our and Zendesk’s AI capabilities to build a powerful self- enterprise sales and marketing initiatives service platform with the goal of providing a seamless by hiring talent and building teams with the and efficient experience for its users. experience necessary to serve as strategic partners with our enterprise customers. We broadened our sales and customer success capabilities across named accounts, pre-sales consulting and professional services, and solutions and success partners, while increasing our executive engagement with strategic customer accounts. We also hired an executive- level leader of partner channels to develop a partner ecosystem and strategy to extend our reach with enterprise customers. Zendesk Shareholder Letter Q4 2018 - 6

Introducing Zendesk Sell We introduced Zendesk Sell in the fourth quarter, extending our capabilities in sales force automation. Zendesk Sell expands our reach into the broader CRM market and fits with our long-term product strategy to cover the customer experience from sales to support to proactive engagement. Zendesk Sell gives sales teams the ease of use that we’re known for in our customer service products, along with enhanced productivity, processes, and pipeline visibility. The integration of Zendesk Support and Zendesk Sell provides support agents more context from the sales process and allows support agents to notify sales of opportunities surfaced during a support conversation. With this integration, conversations with a customer can be visible across an organization. Zendesk Shareholder Letter Q4 2018 - 7

Staples Canada is transforming itself from an office supply company into the “working and learning” company. With this transformation, the teams needed new tools to better support their customers in the new mission. Key to this was a unified view of customers across sales and support, and increased agility to react to the changing needs of their consumer base. With plans to significantly increase the number of actively managed customers, Staples Canada wanted to present 300 reps and agents with clear customer context in a seamlessly integrated experience. Zendesk Sell provided a simplified user experience and provided the visibility sellers and agents needed to make each call successful, while offering visibility into “the other side of the business” for the first time. Zendesk products’ omnichannel capabilities will provide customer support agents a unified view of the customer while providing customers a superior, seamless customer experience across all channels. Zendesk Shareholder Letter Q4 2018 - 8

CRM Platform The fourth-quarter launch of Zendesk Sunshine, our open and flexible CRM platform, marked a significant milestone as we set out to become a platform company. Sunshine drives our longer-term strategy to move further upmarket and address more enterprise use cases, as well as to expand beyond customer support into the broad CRM market. Already, our new platform is opening new opportunities and more strategic conversations with enterprise customers. We took a different platform approach with Sunshine, which we believe sets us apart from competitors and makes our platform more appealing to companies as they adapt to fast-changing customer expectations. Sunshine is built in the public cloud on Amazon Web Services (AWS), giving developers the freedom to build in their own way with open standards. With Sunshine, businesses can connect and understand all their customer data, wherever they live, and build and deploy customer apps and services faster. It provides businesses the ability to unify and use data from any internal or external resource for a complete picture of their customers. . Zendesk Shareholder Letter Q4 2018 - 9

2019 Key Priorities In 2019, our focus will be to mature our family of products, advance our CRM platform, expand our reach in enterprise, and continue our strength in SMB. Mature Our Family of Products Since our founding as a customer support product, we have evolved to offer a family of products and a CRM platform that help businesses design, build, and manage their entire customer experience infrastructure and transform how they interact and engage with their customers. We will continue to expand our product capabilities to more areas of customer experience and CRM functions, while staying focused on maturing our product features and constantly improving ease of use. Custom apps Third-party apps

Technology solutions provider Black Box purchased The Zendesk Suite and is up and running with Zendesk Support and Zendesk Chat to provide customer service as 2019 Product Focus: well as pre- and post-sale technical support. In addition OMNICHANNEL to improved agent productivity, Zendesk gives Black Box better visibility and reporting, leading to new KPIs Building on the success of The Zendesk Suite and quicker feedback for agents. This improved access in 2018, we plan to offer omnichannel bundles to real-time data has resulted in improvements in the appropriate for enterprise-scale customers or customer experience. The company plans to implement different use cases. We also plan to enhance the Zendesk Guide to provide a self-service knowledge base omnichannel experience for agents that use our both for agents internally and for external customers. family of products and bring similar omnichannel features and experiences into Zendesk Sell. PRODUCT INTEGRATION As we’ve expanded beyond customer service into broader areas of the customer journey with Zendesk Sell and Zendesk Connect, we will mature and better integrate these products with Zendesk Support, providing customers and agents a more seamless experience across customer relationship management functions. Zendesk Shareholder Letter Q4 2018 - 11

ARTIFICIAL INTELLIGENCE AND MACHINE LEARNING Answer Bot, which provides artificial intelligence self-service capabilities for Zendesk Guide, has helped many companies better serve their customers in a significantly more efficient and cost-effective manner. In 2019, we intend to make Answer Bot available and easier to use across more channels and further advance the sophistication of its artificial intelligence for more use cases. Zendesk Shareholder Letter Q4 2018 - 12

Advance Our CRM Platform In 2019, we will expand the availability of the Zendesk Sunshine CRM platform, expanding its capabilities and its integration across both our family of products and external data sources. We will focus on building a unified ASG Technologies is an enterprise software company providing customer profile to manage cross-system identities and solutions for information management and IT systems conversations, in addition to new developer resources and management. In early 2018, ASG Customer Care implemented tools to drive adoption and new use cases. Sunshine will Zendesk for 100 agents supporting its large, global customer help us serve more complex CRM use cases and build more base. The team has also rolled out Zendesk Chat and Zendesk strategic relationships with our customers. Guide and has since seen a rise in customers using self- service—from 4% to over 28% by the end of 2018. Expand Our Reach in Enterprise Looking ahead, ASG Customer Care plans to enable Zendesk In 2019, we will extend our reach in larger enterprises as Community and is looking forward to the implementation of we serve as trusted partners that strategically engage with Zendesk Sunshine, which will provide the team with reliable our customers around their visions and transformations. information about the company’s portfolio of over 150 products We are scaling these capabilities by hiring talent with and solutions at the organization level, helping ensure that only expertise in enterprise sales, success, relationships, licensed customers receive full support. systems architecture, and integrations. We are expanding our sales team and building further on pre-sales consulting and professional services. Additionally, we are developing a partner ecosystem strategy to help us reach and serve more enterprise customers and build a community of developer evangelists for our CRM platform. Zendesk Shareholder Letter Q4 2018 - 13

Continue Our Strength in SMB At our core, we believe that all customer experiences should be simple and effortless. That is why we build our products to be beautifully simple, democratizing their usability for all sizes and types of businesses. This belief has enabled us to build a compelling brand and leadership position serving both small-to- medium-sized organizations and larger enterprises. The SMB market is best served through a self-serve or low-touch model. We are investing in building a more efficient velocity sales model targeted at small and midsized businesses. We continue to improve our website, making it easy for customers to understand our products, begin a free trial, and become paying customers. We are fueling a healthy lead generation engine with digital marketing. And, we are ramping our startup program globally, which provides startups with Zendesk products and guidance from a Zendesk specialist on setting up their software and putting the customer experience at the center of their businesses. In summary, with our strong, accelerating momentum in 2018, and our plans for 2019 and beyond, we are confident in our ability to be a multibillion-dollar revenue company in the long term and help organizations build the best customer experiences with Zendesk. Zendesk Shareholder Letter Q4 2018 - 14

2018 Timeline

% of Support MRR from Paid Customer Accounts with 100+ Support Agents

Employee Count



The Future of Customer Experience
Base
relate
Dec 31, 2017
2000
38%
Mexico City
New York
Dallas
London
Chicago
São Paulo
Singapore
Melbourne
Base Acquisition
San Francisco
Dec 31, 2018
2700
40%
Answer Bot Multi-language
$500M Annual Revenue Run Rate*
Enterprise Launch
Gartner MQ Leader
Launches
Enterprise Collaboration Tools
Dublin EMEA HQ Opening
Tokyo Office Opening
$600M Annual Revenue Run Rate*
Madison Office Opening
Launches
guide
connect
&
The Zendesk Suite
sunshine
sell
explore

Note: Timeline not to scale
*Annual run rate is based on annualizing our quarterly revenue

Zendesk Shareholder Letter Q4 2018 - 15

Scaling for the Future Leadership and Talent We are scaling our operations to support our global growth and momentum as we build Zendesk to be a multibillion-dollar revenue company. To help us reach our objectives, we have expanded our board of directors and leadership by welcoming talent with proven experience scaling businesses. On January 31, 2019, Thomas Szkutak joined our board of directors. Tom was previously the senior vice president and chief financial officer of Amazon.com from October 2002 to June 2015. He has also served as a member of the board of directors of Intuit since January 2018 and athenahealth since June 2016. Mr. Szkutak also serves as an advisor and operating partner of Advent International, a global private equity firm, since August 2017. THOMAS SZKUTAK We also expanded the leadership of our company with key hires in product, marketing, sales, and operations. Some of the business leaders we recently hired include a chief people officer, BOARD MEMBER chief information officer, chief information security officer, senior vice president of worldwide sales, senior vice president of product, senior vice president of product marketing, and a leader of partner channels and strategies. These business leaders are building their teams and expanding our competencies in their areas of expertise. Zendesk Shareholder Letter Q4 2018 - 16

Operations Our leadership team has taken many steps to improve and mature the operations of our company. We implemented company-wide goals that cascade from our top strategic priorities and also implemented weekly operational reviews to assess the status of our priorities and raise any issues to the leadership team immediately. Additionally, our customer events serve to tighten alignment among our product, sales, and marketing teams as key product launches are announced at some of these events. Looking ahead, we will continue to mature our operations and drive efficiency in a number of ways, such as workforce planning and location strategy, tighter processes throughout the company, and investment in shared services, scalable tools, and business partnering. Cloud Infrastructure Serving our customers with a modern, open platform is key to Zendesk’s success. To ensure we maintain flexibility and agility as we scale, we are continuing our investments in cloud services-based infrastructure. Over the past year, we have been migrating our customers’ accounts from co-located data centers to cloud infrastructure. We expect to complete the full migration by the end of the first half of 2019, with only a small number of our largest customers left to be transitioned. In 2019, we will begin to optimize our use of cloud infrastructure to boost productivity and advance our product and platform capabilities. Zendesk Shareholder Letter Q4 2018 - 17

Customers

Among the customers to join or expand with us recently are:

ASG Technologies
An enterprise software company providing solutions for information management and IT systems management

Australian Government Digital Transformation Agency
An agency that helps government improve digital service

Black Box
A digital solutions provider that helps customers design, build, manage, and secure their IT infrastructure

Childrensalon
A U.K.-based online retailer of designer children's clothing

GitHub
A development platform provider for building software

Great Wolf Resorts
A hospitality company that owns and operates resorts in North America

Groupon
A mobile and online e-commerce marketplace

HYPE
An Italy-based mobile-only banking company with a connected Mastercard

LimeRoad
A fashion and lifestyle social shopping platform based in India

Medline
A manufacturer and distributor of medical supplies

mytaxi
A map-based taxi ordering service in Europe

Zendesk Shareholder Letter Q4 2018 - 18

Myntra An India-based e-commerce store for TransferWise fashion and lifestyle products A U.K.-based company that provides international money transfer services New Look A global fashion retailer based in the U.K. TriMet A provider of bus, light rail, and commuter rail service in the Portland, Recipe Unlimited Oregon region A Canada-based, full-service restaurant operator and franchisor Utiligroup A U.K.-based software company serving REV Group the utilities and energy industries A designer, manufacturer, and distributor of specialty vehicles, parts, and services Xinja An independent, digital neobank based Salud S.A. in Australia A provider of prepaid medical plans in Ecuador Youse An online insurance sales platform in Staples Canada Brazil An office supply retail chain based in Canada Zendesk Shareholder Letter Q4 2018 - 19

Operating Metrics % of Total Quarter-Ending Support MRR from paid customer accounts with 100+ Support agents A key metric we use to gauge our penetration within larger organizations is represented by the percentage of Support MRR generated by customers with 100 or more Support agents. That percentage was approximately 40% at the end of the fourth quarter of 2018, compared to 40% at the end of the third quarter of 2018 and 38% at the end Q4 2018 of the fourth quarter of 2017. 100+ Agents As a proxy of our success with upmarket opportunities, 40% we measured our number of contracts signed with an annual value of $50,000 or greater. In the fourth quarter of 2018, the number of these contracts we closed was approximately 6% greater than in the fourth quarter of 2017, and the average contract value was approximately 60% higher. Our dollar-based net expansion rate, which we use to Dollar-Based Net Expansion Rate quantify our annual expansion within existing customers, was 119% at the end of the fourth quarter, compared to 118% at the end of the third quarter of 2018. Our dollar- based net expansion rate was 119% at the end of the fourth quarter of 2017. Consistent with expectations in prior quarters, we believe a healthy dollar-based net expansion rate for Zendesk is 110% - 120%. Zendesk Shareholder Letter Q4 2018 - 20

As we successfully move upmarket, we believe an Remaining Performance Obligation (RPO) indicator of our mid-market and enterprise execution is in millions encompassed in the growth of remaining performance obligation (RPO). RPO represents future revenues that are under contract but have not yet been recognized. Throughout 2018, we have landed longer contract terms with our customers as we continue to deliver more complex and strategic use cases. Zendesk Shareholder Letter Q4 2018 - 21

Social Impact Social impact has long been an important element of Zendesk’s culture and brand. Promoting empathy to solve complex social issues is core to our values, as we believe it is an important way for employees to engage with work, our customers, and our communities around the globe. Products Pricing Solutions Demos Customers Resources Get Started To support this belief, we have undertaken an effort to build an Empathy Movement. At our Relate global user conference in November, we held an Empathy in Action workshop where SOCIAL IMPACT we taught our customers how to bring volunteerism into their contact center cultures. The workshop scored the highest of all breakout sessions in attendee engagement. More than 100 customers have signed pledges to join us in efforts to Working for good promote empathy through diversity and inclusion initiatives and volunteering. Zendesk employees have committed to giving six hours of their time volunteering in their communities each year. Over the course of 2018, Zendesk employees volunteered approximately 16,500 hours in their communities. Our engagement was matched by an increasing financial investment coordinated through the Zendesk Neighbor Foundation, with more than $2 million in financial assistance and free software donated to our global community partners. In addition to employee engagement, we launched our first social impact web page dedicated to sharing our focus areas and the mission we set as a company to be a good neighbor and give back to the communities we call home. Zendesk Shareholder Letter Q4 2018 - 22

Select Financial Measures
(In millions, except per share data)

	Three Months Ended			
	December 31, 2018	September 30, 2018	December 31, 2017 *as adjusted	Comments
GAAP results				
Revenue	$ 172.2	$ 154.8	$ 121.9	Strong and balanced growth between small and midsized businesses and enterprise drove solid revenue growth of 41% y/y. We made meaningful strides in moving upmarket, and performance of The Zendesk Suite has remained strong.
Gross margin	*70.4%*	*69.6%*	*71.3%*	Gross margin for 2018 continues to be negatively impacted as we transition services from our co-located data centers to cloud infrastructure. We anticipate completing the migration during the first half of 2019. On a sequential basis, we saw approximately 80 bps uplift q/q.
Operating loss	$ (36.5)	$ (34.2)	$ (26.9)	
Operating margin	*-21.2%*	*-22.1%*	*-22.0%*	Improved approximately 90 bps q/q and 80 bps y/y largely due to scale as revenue growth outpaced operating expense growth and more than offset gross margin pressures.
Non-GAAP results				
Non-GAAP gross margin	*74.3%*	*73.2%*	*74.2%*	Non-GAAP gross margin for 2018 continues to be negatively impacted as we transition services from our co-located data centers to cloud infrastructure. We anticipate completing the migration during the first half of 2019. On a sequential basis, we saw approximately 110 bps uplift q/q.
Non-GAAP operating income (loss)	$ 4.8	$ 3.8	$ (0.9)	
Non-GAAP operating margin	*2.8%*	*2.4%*	*-0.7%*	Improved approximately 40 bps q/q and 350 bps y/y largely due to scale as revenue growth outpaced operating expense growth and more than offset y/y declines in gross margin.

*Adjusted to reflect the adoption of ASC 606.
*Quarter-over-quarter comparisons (q/q) are for the three months ended December 31, 2018, compared to the three months ended September 30, 2018.
*Year-over-year comparisons (y/y) are for the three months ended December 31, 2018, compared to the three months ended December 31, 2017.
**See a reconciliation of non-GAAP measures presented at the end of this letter.

Zendesk Shareholder Letter Q4 2018 - 23

Select Financial Measures (In millions, except per share data) Three Months Ended Comments December 31, September 30, December 31 2018 2018 2017 *as adjusted Other financial measures Net cash provided by operating activities $ 22.9 $ 15.7 $ 17.3 Net cash provided by operating activities, less purchases of Free cash flow (non-GAAP) $ 13.3 $ 7.3 $ 12.0 property and equipment and internal-use software development costs. Increased y/y in 2018 primarily due to cash generated from Cash and cash equivalents $ 126.5 $ 157.2 $ 109.4 operating activities. Increased y/y in 2018 driven by purchases of marketable Marketable securities, current and noncurrent $ 693.9 $ 653.9 $ 235.0 securities, funded primarily by proceeds from senior convertible notes. Remaining performance obligation Remaining performance obligation $ 406.9 $ 359.6 -* Increased approximately 13% q/q Short-term performance obligation $ 328.7 $ 290.4 -* Increased approximately 13% q/q Long-term performance obligation $ 78.2 $ 69.2 -* Increased approximately 13% q/q Non-GAAP results exclude the following Increased q/q and y/y largely due to higher headcount and timing Share-based compensation and related expenses $ 36.9 $ 33.6 $ 24.5 of awards. Amortization of purchased intangibles $ 2.2 $ 1.2 $ 0.7 Acquisition-related expenses $ 2.2 $ 3.3 $ 0.7 *Adjusted to reflect the adoption of ASC 606 and ASU 2016-18. *Total performance obligation balance is not available prior to the adoption of ASC 606. *Quarter-over-quarter comparisons (q/q) are for the three months ended December 31, 2018, compared to the three months ended September 30, 2018. *Year-over-year comparisons (y/y) are for the three months ended December 31, 2018, compared to the three months ended December 31, 2017. Zendesk Shareholder Letter Q4 2018 - 24

Select Financial Measures
(In millions, except per share data)

	Twelve Months Ended		Comments
	December 31, 2018	December 31 2017 *as adjusted	
GAAP results			
Revenue	$ 598.7	$ 430.2	Strong and balanced growth between small and midsized businesses and enterprise drove solid revenue growth of 39% y/y. We made meaningful strides in moving upmarket, and performance of Zendesk Suite has outperformed our internal targets for three consecutive quarters.
Gross margin	*69.7%*	*70.4%*	Gross margin for 2018 continues to be negatively impacted as we transition services from our co-located data centers to cloud infrastructure. We anticipate completing the migration during the first half of 2019. On a year-over-year basis, we saw approximately -70 bps impact.
Operating loss	$ (137.9)	$ (106.1)	
Operating margin	*-23.0%*	*-24.7%*	Improved approximately 170 bps y/y largely due to scale as revenue growth outpaced operating expense growth and more than offset gross margin pressures.
Non-GAAP results			
Non-GAAP gross margin	*73.3%*	*73.8%*	Non-GAAP gross margin for 2018 continues to be negatively impacted as we transition services from our co-located data centers to cloud infrastructure. We anticipate completing the migration during the first half of 2019. On a year-over-year basis, we saw approximately -50 bps impact.
Non-GAAP operating income (loss)	$ 3.5	$ (9.1)	
Non-GAAP operating margin	*0.6%*	*-2.1%*	Improved approximately 270 bps y/y largely due to scale as revenue growth outpaced operating expense growth and more than offset y/y declines in gross margin.
Other financial measures			
Net cash provided by operating activities	$ 78.6	$ 42.2	
Free cash flow (non-GAAP)	$ 36.3	$ 18.3	Net cash provided by operating activities, less purchases of property and equipment and internal-use software development costs.
Non-GAAP results exclude the following:			
Share-based compensation and related expenses	$ 129.9	$ 91.2	Increased y/y largely due to higher headcount and timing of awards.
Amortization of purchased intangibles	$ 4.8	$ 3.7	
Acquisition-related expenses	$ 6.8	$ 2.2	

*Adjusted to reflect the adoption of ASC 606 and ASU 2016-18.
*Year-over-year comparisons (y/y) are for the twelve months ended December 31, 2018, compared to the twelve months ended December 31, 2017.

Zendesk Shareholder Letter Q4 2018 - 25

We have not reconciled free cash flow guidance to net cash Guidance from operating activities for the full year 2019 because we do For the quarter ending March 31, 2019, we expect to report: not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the • Revenue in the range of $178.0-180.0 million uncertainty regarding, and the potential variability of, these items. • GAAP operating income (loss) in the range of $(44.0)-(42.0) million, which The actual amount of such reconciling items will have a significant includes share-based compensation and related expenses of approximately $38.2 million, amortization of purchased intangibles of approximately $2.2 impact on our free cash flow and, accordingly, a reconciliation of million, and acquisition-related expenses of approximately $1.6 million net cash from operating activities to free cash flow for the full year • Non-GAAP operating income (loss) in the range of $(2.0)-0.0 million, which 2019 is not available without unreasonable effort. excludes share-based compensation and related expenses of approximately Zendesk’s estimates of share-based compensation and related $38.2 million, amortization of purchased intangibles of approximately $2.2 expenses, amortization of purchased intangibles, acquisition- million, and acquisition-related expenses of approximately $1.6 million related expenses, weighted average shares outstanding, and • Approximately 108.7 million weighted average shares outstanding (basic) free cash flow in future periods assume, among other things, • Approximately 117.2 million weighted average shares outstanding (diluted) the occurrence of no additional acquisitions, investments or restructurings, and no further revisions to share-based For the full year ending December 31, 2019, we expect to report: compensation and related expenses. • Revenue in the range of $795.0-805.0 million • GAAP operating income (loss) in the range of $(154.0)-(149.0) million, which includes share-based compensation and related expenses of approximately $154.2 million, amortization of purchased intangibles of approximately $8.8 million, and acquisition-related expenses of approximately $4.0 million • Non-GAAP operating income (loss) in the range of $13.0-18.0 million, which excludes share-based compensation and related expenses of approximately $154.2 million, amortization of purchased intangibles of approximately $8.8 million, and acquisition-related expenses of approximately $4.0 million • Approximately 110.7 million weighted average shares outstanding (basic) • Approximately 119.3 million weighted average shares outstanding (diluted) • Free cash flow in the range of $55.0-65.0 million Zendesk Shareholder Letter Q4 2018 - 26

Three Months Ended Year Ended December 31, Condensed consolidated December 31, statements of operations 2017 2017 2018 2018 *as adjusted *as adjusted (In thousands, except per Revenue $ 172,245 $ 121,916 $ 598,746 $ 430,165 share data; unaudited) Cost of revenue 51,048 34,958 181,255 127,422 Gross profit 121,197 86,958 417,491 302,743 Operating expenses: Research and development 45,142 30,779 160,260 115,291 Sales and marketing 82,890 60,854 291,668 211,918 General and administrative 29,682 22,177 103,491 81,680 Total operating expenses 157,714 113,810 555,419 408,889 Operating loss (36,517) (26,852) (137,928) (106,146) Other income (expense), net: Interest income 5,181 1,079 15,086 3,542 Interest expense (6,455) - (19,882) - Other income (expense), net (275) 63 (467) (1,055) Total other income (expense), net (1,549) 1,142 (5,263) 2,487 Loss before benefit from income taxes (38,066) (25,710) (143,191) (103,659) Benefit from income taxes (4,816) (732) (12,107) (1,518) Net loss $ (33,250) $ (24,978) $ (131,084) $ (102,141) Net loss per share, basic and diluted $ (0.31) $ (0.24) $ (1.24) $ (1.02) Weighted-average shares used to compute net loss per share, basic 107,387 102,044 105,567 99,918 and diluted *Adjusted to reflect adoption of ASC 606. Zendesk Shareholder Letter Q4 2018 - 27

December 31, December 31, 2017 2018 *as adjusted Condensed consolidated Assets balance sheets Current assets: Cash and cash equivalents $ 126,518 $ 109,370 (In thousands, except par Marketable securities 300,213 137,576 value; unaudited) Accounts receivable, net of allowance for doubtful accounts of $2,571 and $1,252 as of December 31, 2018 and 2017, 85,280 57,096 respectively Deferred costs 24,712 15,771 Prepaid expenses and other current assets 35,873 24,165 Total current assets 572,596 343,978 Marketable securities, noncurrent 393,671 97,447 Property and equipment, net 75,654 59,157 Deferred costs, noncurrent 26,914 15,395 Goodwill and intangible assets, net 146,327 67,034 Other assets 22,717 8,359 Total assets $ 1,237,879 $ 591,370 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 16,820 $ 5,307 Accrued liabilities 34,097 21,876 Accrued compensation and related benefits 46,603 29,017 Deferred revenue 245,243 173,147 Total current liabilities 342,763 229,347 Convertible senior notes, net 458,176 — Deferred revenue, noncurrent 2,719 1,213 Other liabilities 17,300 6,626 Total liabilities 820,958 237,186 Stockholders’ equity: Preferred stock, par value $0.01 per share — — Common stock, par value $0.01 per share 1,080 1,031 Additional paid-in capital 950,693 753,568 Accumulated other comprehensive loss (5,724) (2,372) Accumulated deficit (529,128) (398,043) *Adjusted to reflect adoption of ASC 606. Total stockholders’ equity 416,921 354,184 Total liabilities and stockholders’ equity $ 1,237,879 $ 591,370

Condensed consolidated statements of cash flows

(In thousands; unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2018	2017 *as adjusted	2018	2017 *as adjusted
Cash flows from operating activities				
Net loss	$ (33,250)	$ (24,978)	$ (131,084)	$ (102,141)
Adjustments to reconcile net loss to net cash provided by operating activities:				
Depreciation and amortization	9,327	7,668	36,520	31,931
Share-based compensation	32,902	22,128	119,483	84,553
Amortization of deferred costs	6,180	4,102	21,304	14,434
Amortization of debt discount and issuance costs	6,101	-	18,766	-
Income tax benefit related to convertible senior notes	(5,731)	-	(13,784)	-
Other	(16)	222	2,848	603
Changes in operating assets and liabilities:				
Accounts receivable	(3,286)	(6,162)	(30,007)	(21,201)
Prepaid expenses and other current assets	(453)	4	(10,620)	(5,112)
Deferred costs	(14,182)	(7,167)	(40,898)	(22,762)
Other assets and liabilities	6,608	(442)	6,635	(5,765)
Accounts payable	(13,073)	(5,398)	7,534	1,839
Accrued liabilities	(3,229)	76	3,844	6,919
Accrued compensation and related benefits	12,539	5,896	15,026	7,399
Deferred revenue	22,501	21,357	73,053	51,531
Net cash provided by operating activities	22,938	17,306	78,620	42,228
Cash flows from investing activities				
Purchases of property and equipment	(8,191)	(3,062)	(35,323)	(16,396)
Internal-use software development costs	(1,455)	(2,284)	(7,005)	(7,521)
Purchases of marketable securities	(108,800)	(42,030)	(700,226)	(177,309)
Proceeds from maturities of marketable securities	39,063	27,775	170,882	116,735
Proceeds from sales of marketable securities	30,584	2,946	71,359	31,090
Cash paid for acquisitions, net of cash acquired	-	-	(79,363)	(16,470)
Purchase of strategic investment	(10,000)	-	(10,000)	-
Net cash used in investing activities	(58,799)	(16,655)	(589,676)	(69,871)
Cash flows from financing activities				
Proceeds from issuance of convertible senior notes, net of issuance costs paid of $13,561	-	-	561,439	-
Purchase of capped call related to convertible senior notes	-	-	(63,940)	-
Proceeds from exercise of employee stock options	2,896	13,332	16,150	31,882
Proceeds from employee stock purchase plan	5,441	3,268	21,440	14,248
Taxes paid related to net share settlement of share-based awards	(1,447)	(574)	(5,213)	(2,989)
Other	(772)	-	(813)	-
Net cash provided by financing activities	6,118	16,026	529,063	43,141
Effect of exchange rate changes on cash, cash equivalents and restricted cash	36	40	(19)	328
Net increase (decrease) in cash, cash equivalents and restricted cash	(29,707)	16,717	17,988	15,826
Cash, cash equivalents and restricted cash at beginning of period	158,583	94,171	110,888	95,062
Cash, cash equivalents and restricted cash at end of period	$ 128,876	$ 110,888	$ 128,876	$ 110,888

*Adjusted to reflect adoption of ASC 606 and ASU 2016-18.

Zendesk Shareholder Letter Q4 2018 - 29

Non-GAAP results

(In thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017 *as adjusted	Year Ended December 31, 2018	Year Ended December 31, 2017 *as adjusted
Reconciliation of gross profit and gross margin				
GAAP gross profit	$ 121,197	$ 86,958	$ 417,491	$ 302,743
Plus: Share-based compensation	4,335	2,372	14,835	9,040
Plus: Employer tax related to employee stock transactions	242	129	1,036	530
Plus: Amortization of purchased intangibles	1,647	612	3,789	3,209
Plus: Amortization of share-based compensation capitalized in internal-use software	403	417	1,487	1,774
Plus: Acquisition-related expenses	114	—	152	—
Non-GAAP gross profit	$ 127,938	$ 90,488	$ 438,790	$ 317,296
GAAP gross margin	70%	71%	70%	70%
Non-GAAP adjustments	4%	3%	3%	4%
Non-GAAP gross margin	74%	74%	73%	74%
Reconciliation of operating expenses				
GAAP research and development	$ 45,142	$ 30,779	$ 160,260	$ 115,291
Less: Share-based compensation	(10,929)	(7,697)	(41,365)	(29,970)
Less: Employer tax related to employee stock transactions	(1,826)	(816)	(3,884)	(1,971)
Less: Acquisition-related expenses	(542)	(406)	(2,335)	(843)
Non-GAAP research and development	$ 31,845	$ 21,860	$ 112,676	$ 82,507
GAAP research and development as percentage of revenue	26%	25%	27%	27%
Non-GAAP research and development as percentage of revenue	18%	18%	19%	19%
GAAP sales and marketing	$ 82,890	$ 60,854	$ 291,668	$ 211,918
Less: Share-based compensation	(10,436)	(6,298)	(37,882)	(24,279)
Less: Employer tax related to employee stock transactions	(523)	(356)	(2,158)	(1,164)
Less: Amortization of purchased intangibles	(570)	(135)	(975)	(495)
Less: Acquisition-related expenses	(389)	(281)	(1,259)	(750)
Non-GAAP sales and marketing	$ 70,972	$ 53,784	$ 249,394	$ 185,230
GAAP sales and marketing as percentage of revenue	48%	50%	49%	49%
Non-GAAP sales and marketing as percentage of revenue	41%	44%	42%	43%

*Adjusted to reflect adoption of ASC 606.

Zendesk Shareholder Letter Q4 2018 - 30

(continued...)

Non-GAAP results

(In thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended December 31,		Year Ended December 31,	
	2018	2017 *as adjusted	2018	2017 *as adjusted
GAAP general and administrative	$ 29,682	$ 22,177	$ 103,491	$ 81,680
Less: Share-based compensation	(7,203)	(5,761)	(25,401)	(21,263)
Less: Employer tax related to employee stock transactions	(965)	(671)	(1,837)	(1,184)
Less: Acquisition-related expenses	(1,165)	(45)	(3,073)	(566)
Non-GAAP general and administrative	$ 20,349	$ 15,700	$ 73,180	$ 58,667
GAAP general and administrative as percentage of revenue	17%	18%	17%	19%
Non-GAAP general and administrative as percentage of revenue	12%	13%	12%	14%
Reconciliation of operating income (loss) and operating margin				
GAAP operating loss	$ (36,517)	$ (26,852)	$ (137,928)	$ (106,146)
Plus: Share-based compensation	32,903	22,128	119,483	84,552
Plus: Employer tax related to employee stock transactions	3,556	1,972	8,915	4,849
Plus: Amortization of purchased intangibles	2,217	747	4,764	3,704
Plus: Acquisition-related expenses	2,210	732	6,819	2,159
Plus: Amortization of share-based compensation capitalized in internal-use software	403	417	1,487	1,774
Non-GAAP operating income (loss)	$ 4,772	$ (856)	$ 3,540	$ (9,108)
GAAP operating margin	(21)%	(22)%	(23)%	(25)%
Non-GAAP adjustments	24%	21%	24%	23%
Non-GAAP operating margin	3%	(1)%	1%	(2)%
Reconciliation of net income (loss)				
GAAP net loss	$(33,250)	$(24,978)	$(131,084)	$(102,141)
Plus: Share-based compensation	32,903	22,128	119,483	84,552
Plus: Employer tax related to employee stock transactions	3,556	1,972	8,915	4,849
Plus: Amortization of purchased intangibles	2,217	747	4,764	3,704
Plus: Acquisition-related expenses	2,210	732	6,819	2,159
Plus: Amortization of share-based compensation capitalized in internal-use software	403	417	1,487	1,774
Plus: Amortization of debt discount and issuance costs	6,101	—	18,766	—
Less: Income tax effects and adjustments	(2,969)	(214)	(6,122)	—
Non-GAAP net income (loss)	$ 11,171	$ 804	$ 23,028	$ (5,103)

*Adjusted to reflect adoption of ASC 606.

Zendesk Shareholder Letter Q4 2018 - 31

(continued...)

Non-GAAP results

(In thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017 *as adjusted	Year Ended December 31, 2018	Year Ended December 31, 2017 *as adjusted
Reconciliation of net income (loss) per share, basic				
GAAP net loss per share, basic	$(0.31)	$(0.24)	$(1.24)	$(1.02)
Non-GAAP adjustments to net loss	0.41	0.25	1.46	0.97
Non-GAAP net income (loss) per share, basic	$0.10	$0.01	$0.22	$(0.05)
Reconciliation of net income (loss) per share, diluted				
GAAP net loss per share, diluted	$(0.31)	$(0.24)	$(1.24)	$(1.02)
Non-GAAP adjustments to net loss	0.41	0.25	1.45	0.97
Non-GAAP net income (loss) per share, diluted	$0.10	$0.01	$0.21	$(0.05)
Weighted-average shares used in GAAP per share calculation, basic and diluted	107,387	102,044	105,567	99,918
Weighted-average shares used in non-GAAP per share calculation				
Basic	107,387	102,044	105,567	99,918
Diluted	113,687	106,376	111,733	99,918
Computation of free cash flow				
Net cash provided by operating activities	$ 22,938	$ 17,306	$ 78,620	$ 42,228
Less: purchases of property and equipment	(8,191)	(3,062)	(35,323)	(16,396)
Less: internal-use software development costs	(1,455)	(2,284)	(7,005)	(7,521)
Free cash flow	$ 13,292	$ 11,960	$ 36,292	$ 18,311
Net cash provided by operating activities	13%	14%	13%	10%
Non-GAAP adjustments	(5)%	(4)%	(7)%	(6)%
Free cash flow margin	8%	10%	6%	4%

*Adjusted to reflect adoption of ASC 606 and ASU 2016-18.

Zendesk Shareholder Letter Q4 2018 - 32

About Zendesk

The best customer experiences are built with Zendesk. Zendesk's powerful and flexible customer service and engagement platform scales to meet the needs of any business, from startups and small businesses to growth companies and enterprises. Zendesk serves businesses across a multitude of industries, with more than 125,000 paid customer accounts offering service and support in more than 30 languages. Headquartered in San Francisco, Zendesk operates worldwide with 16 offices in North America, Europe, Asia, Australia, and South America. Learn more at www.zendesk.com.

Forward-Looking Statements

This shareholder letter contains forward-looking statements, including, among other things, statements regarding Zendesk's future financial performance, its continued investment to grow its business, and progress toward its long-term financial objectives. Words such as "may," "should," "will," "believe," "expect," "anticipate," "target," "project," and similar phrases that denote future expectation or intent regarding Zendesk's financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk's actual results, performance, or achievements to differ materially, including (i) adverse changes in general economic or market conditions; (ii) Zendesk's ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (iii) Zendesk's ability to effectively expand its sales capabilities; (iv) Zendesk's ability to effectively market and sell its products to larger enterprises; (v) Zendesk's expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (vi) the intensely competitive market in which Zendesk operates and the difficulty that Zendesk may have in competing effectively; (vii) Zendesk's ability to introduce and market new products and to support its products on a shared services platform; (viii) Zendesk's ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (ix) Zendesk's ability to effectively manage its growth and organizational change, including its international expansion strategy; (x) potential breaches in Zendesk's security measures or unauthorized access to its customers' data, (xi) Zendesk's ability to comply with privacy and data security regulations; (xii) the development of the market for software as a service business software applications; (xiii) potential service interruptions or performance problems associated with Zendesk's technology and infrastructure; (xiv) real or perceived errors, failures, or bugs in its products; (xv) Zendesk's substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; and (xvi) Zendesk's ability to accurately forecast expenditures on third-party managed hosting services.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2018.

Forward-looking statements represent Zendesk's management's beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law.

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding Zendesk's results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, free cash flow, and free cash flow margin.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-based Compensation and Amortization of Share-based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk's control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity's developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Amortization of Debt Discount and Issuance Costs: In March 2018, Zendesk issued $575 million of convertible senior notes due in 2023, which bear interest at an annual fixed rate of 0.25%. The imputed interest rate of the convertible senior notes was approximately 5.26%. This is a result of the debt discount recorded for the conversion feature that is required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instrument. The debt discount is amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense will provide for a more useful comparison of our operational performance in different periods.

Income Tax Effects: We utilize a fixed long-term projected tax rate in our computation of the non-GAAP income tax provision to provide better consistency across the interim reporting periods. In projecting this long-term non-GAAP tax rate, we utilize a financial projection that excludes the direct impact of our other non-GAAP adjustments. The projected rate considers other factors such as our current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where we operate. For the fiscal year ending December 31, 2018, we have determined the projected non-GAAP tax rate to be 21%. We will periodically re-evaluate this tax rate, as necessary, for significant events, based on relevant tax law changes, material changes in the forecasted geographic earnings mix, and any significant acquisitions.

Zendesk Shareholder Letter Q4 2018 - 33

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, less purchases of property and equipment and internal-use software development costs. Free cash flow margin is calculated as free cash flow as a percentage of total revenue. Zendesk uses free cash flow, free cash flow margin, and other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow and free cash flow margin provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2019 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2019 is not available without unreasonable effort.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk's disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk's cost of revenue, amortization of purchased intangibles primarily related to developed technology, and acquisition-related expenses. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk's infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk's operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk's operating results and future prospects in the same manner as management.

Zendesk's management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, and acquisition-related expenses, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk's business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

Non-GAAP gross margin for the third quarter of 2018 excludes $4.5 million in share-based compensation and related expenses (including $0.4 million of amortization of share-based compensation capitalized in internal-use software and $0.2 million of employer tax related to employee stock transactions), and $0.9 million of amortization of purchased intangibles. Non-GAAP operating loss and non-GAAP operating margin for the third quarter of 2018 exclude $33.6 million in share-based compensation and related expenses (including $1.8 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $3.3 million of acquisition-related expenses, and $1.2 million of amortization of purchased intangibles. Free cash flow for the third quarter of 2018 includes cash used for purchases of property and equipment of $7.1 million and internal-use software development costs of $1.4 million.

About Operating Metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts on Zendesk Support, Zendesk Chat, and its other products, dollar-based net expansion rate, monthly recurring revenue represented by its churned customers, and the percentage of its monthly recurring revenue from Support originating from customers with 100 or more agents on Support.

Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of (i) the number of accounts on Support, exclusive of its legacy Starter plan, free trials, or other free services, (ii) the number of accounts using Chat, exclusive of free trials or other free services, and (iii) the number of accounts on all of its other products, exclusive of free trials and other free services, each as of the end of the period and as identified by a unique account identifier. In the quarter ended June 30, 2018, Zendesk began to offer an omnichannel subscription which provides access to multiple products through a single paid customer account, Zendesk Suite. All of the Suite paid customer accounts are included in the number of accounts on all of Zendesk's other products and are not included in the number of paid customer accounts using Support or Chat. Existing customers may also expand their utilization of Zendesk's products by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk's products to service separate subsidiaries, divisions, or work processes. Other than usage of Zendesk's products through its omnichannel subscription offering, each of these accounts is also treated as a separate paid customer account. Zendesk does not currently include accounts on its sales force automation product, Sell, in its determination of the number of paid customer accounts.

Zendesk's dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associated with a paid customer account, upgrades in subscription plans, and the purchase of additional products as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk's dollar-based net expansion rate is based upon monthly recurring revenue for a set of paid customer accounts on its products. Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any platform usage above the subscription base, if any, that may be applicable to such subscription. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination.

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Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk's base revenue. Zendesk defines its base revenue as the aggregate monthly recurring revenue across its products for customers with paid customer accounts as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate monthly recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the consolidation of customer accounts or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk's dollar-based net expansion rate being calculated across approximately 100,400 customers, as compared to the approximately 136,600 total paid customer accounts as of December 31, 2018.

To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate. While not material, Zendesk believes the failure to account for these activities would otherwise skew the dollar-based net expansion metrics associated with customers that maintain multiple paid customer accounts across its products and paid customer accounts associated with reseller and other similar channel arrangements.

Zendesk does not currently incorporate operating metrics associated with its legacy analytics product, its legacy Outbound product, Sell, its legacy Starter plan, free trials, or other free services into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk's periodic reports filed with the Securities and Exchange Commission.

Zendesk's percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the monthly recurring revenue from Support for paid customer accounts with 100 or more agents on Support as of the measurement date by the monthly recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information. For the purpose of determining this metric, Zendesk builds an estimation of the proportion of monthly recurring revenue from Suite attributable to Support and includes such portion in the monthly recurring revenue from Support.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of the percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support.

Zendesk determines the annualized value of a contract by annualizing the monthly recurring revenue for such contract.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of the percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support.

Customer Metrics

	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Paid customer accounts on Zendesk Support (approx.)	64,100	67,800	70,500	72,100	73,600
+ Paid customer accounts on Zendesk Chat (approx.)	47,000	47,700	47,600	46,800	46,100
+ Paid customer accounts on other Zendesk products (approx.)	7,800	10,000	12,200	14,800	16,900
= Approximate number of paid customer accounts	118,900	125,500	130,300	133,700	136,600

Note: The paid customer accounts metric does not currently include in its determination customer accounts for Sell

Geographic Information

Revenue by geography:

	Q4'18	FY'18
United States	52.1%	51.8%
EMEA	28.6%	29.2%
APAC	11.6%	11.4%
Other	7.7%	7.6%

Source: Zendesk, Inc.

Contact:

Investor Contact

Marc Cabi, +1 415-852-3877

ir@zendesk.com

Media Contact

Tian Lee, +1 415-231-0847

press@zendesk.com

Zendesk Shareholder Letter Q4 2018 - 35